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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                           Patterson Energy, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                    Common Stock, Par Value $0.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   703414110
                      --------------------------------------
                                 (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 703414110                  13G                      PAGE 2 OF 5 PAGES
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-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                           Talbott Family Partnership
                                 EIN 75-1788077
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  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                  (a)      |_|      Not Applicable
                  (b)      |_|      Not Applicable
-------------------------------------------------------------------------------
  3      SEC USE ONLY

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  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     Texas
-------------------------- ----------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER
  BENEFICIALLY OWNED BY                      Not applicable
  EACH REPORTING PERSON
          WITH
                           ----------------------------------------------------
                             6      SHARED VOTING POWER
                                             Not applicable

                           ----------------------------------------------------
                             7      SOLE DISPOSITIVE POWER
                                             Not applicable

                           ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER
                                             Not applicable

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  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  Not applicable

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  10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)
                  Not applicable

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CUSIP NO. 703414110                  13G                      PAGE 3 OF 5 PAGES
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-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  Not applicable

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  12     TYPE OF REPORTING PERSON (See Instructions)
                  PN

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           ITEM 1(a)NAME OF ISSUER:

              Patterson Energy, Inc.

           ITEM 1(b)ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              4510 Lamesa Highway
              Snyder, Texas  79549

           ITEM 2(a)NAME OF PERSON FILING:

              Talbott Family Partnership

           ITEM 2(b)ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              c/o Cloyce A. Talbott
              4510 Lamesa Highway
              Snyder, Texas  79549

           ITEM 2(b)CITIZENSHIP:

              Texas

           ITEM 2(d)TITLE OF CLASS OF SECURITIES

              Common Stock, par value $0.01 Per Share

           ITEM 2(e)CUSIP NUMBER:

              703414110

           ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            (a)  |_|   Broker or Dealer registered under Section 15 of the Act.



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CUSIP NO. 703414110                  13G                      PAGE 4 OF 5 PAGES
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            (b)  |_|   Bank as defined in section 3(a)(6) of the Act.

            (c)  |_|   Insurance Company as defined in section 3(a)(19) of the
                       Act.

            (d)  |_|   Investment Company registered under section 8 of the
                           Investment Company Act.

            (e)  |_|   Investment Adviser registered under section 203 of
                           the Investment Advisers Act of 1940.

            (f)  |_|   Employee Benefit Plan, Pension Fund which is subject to
                           the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F).

            (g)  |_|   Parent Holding  Company,  in accordance  with
                       ss. 240.13d-1(b)(ii)(G)  (Note: See Item 7).

            (h)  |_|   Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H).

           ITEM 4.  OWNERSHIP

                  (a)   Amount Beneficially Owned:

                        Not Applicable

                  (b)   Percent of Class:

                        Not Applicable

                  (c)   Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:
                               Not Applicable

                        (ii)   shared power to vote or to direct the vote:
                               Not Applicable

                        (iii) sole power to dispose or to direct the disposition of: Not Applicable

                        (iv) shared power to dispose or to direct the disposition of: Not Applicable

           ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|


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CUSIP NO. 703414110                  13G                      PAGE 5 OF 5 PAGES
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           ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON.

              Not applicable.

           ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

           ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable.

           ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

           ITEM 10. CERTIFICATION.

              Not applicable.

           SIGNATURE.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         TALBOTT FAMILY PARTNERSHIP


           Date:  October 20, 1997       By:/s/ Cloyce A. Talbott
                                            ---------------------
                                            Cloyce A. Talbott, Managing General
                                            Partner

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